EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-37505, No. 333-88297, No. 333-53652 and Form S-3 No. 333-77619) of our reports dated March 11, 2005, with respect to the consolidated financial statements of Vintage Petroleum, Inc. and subsidiaries, Vintage Petroleum, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vintage Petroleum, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

ERNST & YOUNG LLP

Tulsa, Oklahoma

March 11, 2005